                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          UNITED WATER RESOURCES INC.
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

United Water Logo                                         UNITED WATER RESOURCES
                                                               200 Old Hook Road
                                                       Harrington Park, NJ 07640
                                                          telephone 201 784 9434

- --------------------------------------------------------------------------------

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS, MAY 8, 1995

- --------------------------------------------------------------------------------

To the Shareholders of UNITED WATER RESOURCES INC.:

  The Annual Meeting of the Shareholders of United Water Resources Inc. ("United Water") will be held at the Sheraton Hasbrouck Heights Hotel, 650 Terrace Avenue, Hasbrouck Heights, New Jersey 07604, on Monday, May 8, 1995, at 9:30 a.m. for the following purposes:

    1. To elect four directors to Class II of the Board of Directors.

    2. To ratify, confirm and approve the act of the Board of Directors on March 16, 1995, appointing Price Waterhouse LLP, New York, New York, as the auditors for United Water and its subsidiaries for the year 1995.

    3. To transact such other business as may properly be brought before such meeting or any adjournment or adjournments thereof.

  The close of business on March 16, 1995, has been fixed as the time for the determination of the shareholders entitled to vote at said meeting, or any adjournments thereof, and only shareholders of record at such time will be entitled to vote at such meeting, or at any adjournments thereof.

  You are urged to sign, date and return the enclosed proxy promptly, using the envelope enclosed for your convenience. This will not limit your right to vote in person at the meeting if you plan to attend.

                                          By Order of the Board of Directors

                                          DOUGLAS W. HAWES, Secretary

Harrington Park, New Jersey
March 29, 1995

  THE ANNUAL MEETING IS BEING HELD AT THE SHERATON HASBROUCK HEIGHTS HOTEL, HASBROUCK HEIGHTS, NEW JERSEY. DIRECTIONS TO THE MEETING ARE INCLUDED AT THE END OF THIS PROXY STATEMENT AND MAY ALSO BE OBTAINED BY TELEPHONING UNITED WATER AT (201) 784-9434.

United Water Logo                                         UNITED WATER RESOURCES
                                                               200 Old Hook Road
                                                       Harrington Park, NJ 07640
                                                          telephone 201 784 9434

- --------------------------------------------------------------------------------

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS, MAY 8, 1995

- --------------------------------------------------------------------------------


  The proxy which is requested in the foregoing Notice of Annual Meeting of Shareholders is being solicited by the Board of Directors of United Water Resources Inc. ("United Water") with respect to the shareholders' meeting to be held on May 8, 1995. The mailing address and principal executive office of United Water is 200 Old Hook Road, Harrington Park, New Jersey 07640. Any proxy given may be revoked by the shareholder executing such proxy by notifying the secretary of the meeting in writing at any time prior to the voting thereof. Unless revoked, the shares represented by all such proxies will be voted. It is expected that the Notice, Proxy Statement and form of Proxy will be mailed to shareholders on or about March 29, 1995.

  The close of business on March 16, 1995, has been fixed as the time for the determination of the shareholders entitled to vote at the Annual Meeting. Each share of United Water Common Stock, no par value, is entitled to one vote. On January 31, 1995, there were 31,328,321 shares of United Water's Common Stock outstanding and entitled to vote.

  United Water's Annual Report to Shareholders, including financial statements for the year ended December 31, 1994, is being mailed to all shareholders of record at their respective last known addresses.

  A COPY OF UNITED WATER'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1994, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO, WILL BE FURNISHED BY UNITED WATER WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROXY STATEMENT IS DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON TO UNITED WATER RESOURCES INC., 200 OLD HOOK ROAD, HARRINGTON PARK, NEW JERSEY 07640,
ATTENTION: ALLAN D. SHAKLEY, ASSISTANT SECRETARY (TELEPHONE NUMBER: (201) 784-
9434).

                             ELECTION OF DIRECTORS

OWNERSHIP OF SECURITIES BY DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS

  The following information pertains to the Common Stock of United Water beneficially owned, directly or indirectly, by each director and nominee and certain executive officers individually and by all directors and executive officers of United Water and its subsidiaries as a group.

                                                                 NUMBER OF
     NAME OF BENEFICIAL OWNER(a)                                 SHARES(b)
     ---------------------------                                 ---------
     Edward E. Barr.............................................      247
     Frank J. Borelli...........................................    3,343
     Philippe Brongniart........................................      100
     Lawrence R. Codey..........................................      649
     Donald L. Correll..........................................  164,077(e)
     Peter Del Col..............................................    8,884
     Frank J. DeMicco...........................................   23,300(e)
     Allan R. Dragone...........................................      100
     Dennis E. Dugan............................................   49,278(e)
     Robert L. Duncan, Jr.......................................      183
     Ronald S. Dungan...........................................   26,558(d)(e)
     Robert A. Gerber...........................................  152,498(c)(e)
     Jon F. Hanson..............................................   21,297(c)
     George M. Haskew, Jr.......................................   98,136(c)(e)
     Douglas W. Hawes...........................................   11,360
     O. F. Laurino..............................................   42,905(c)(e)
     Dennis M. Newnham..........................................    1,053
     Jacques F. Petry...........................................      100
     Joseph Simunovich..........................................   21,284(e)
     Marcia L. Worthing.........................................    1,564
     Directors and Executive Officers As a Group (28 persons)...  751,224(c)(e)

- --------
(a) All individuals listed are currently serving as directors or directors and executive officers of United Water and its subsidiaries, except for Mr. DeMicco, Mr. Dugan, Mr. Dungan, Mr. Laurino, and Mr. Simunovich, who are serving as executive officers only.
(b) None of the directors or executive officers of United Water owns equity securities of United Water or any of its subsidiaries other than Common Stock. As of January 31, 1995, each director or executive officer beneficially owned less than 0.5% of the outstanding Common Stock of United Water and all of the directors and executive officers as a group beneficially own 2.4% of such stock. Fractional shares have been rounded to the nearest whole share.
(c) The number of shares listed above includes, in compliance with applicable regulations and interpretations, shares of Common Stock held by the spouse or other relatives who share the home, in custody for children or grandchildren of the persons indicated or indirectly through a trust or similar arrangement in the following amounts: R. Gerber (33,682); Jon F. Hanson (21,297); G. Haskew, Jr. (657); O. F. Laurino (6,087); and all directors and executive officers as a group (63,376). Such persons disclaim any beneficial ownership of such shares.
(d) During the fiscal year ended December 31, 1994, the directors and officers of United Water complied with all filing requirements of Section 16(a) of the Securities Exchange Act of 1934, except Mr. Dungan did not timely file one report covering one transaction. His transactions in and holdings of United Water Common Stock have been accurately and completely reflected in subsequent filings with the Securities and Exchange Commission.
(e) These numbers include shares of Common Stock which may be acquired pursuant to options awarded under United Water's Management Incentive Plan in the following amounts: D. Correll (135,361); F. DeMicco (23,140); D. Dugan (44,100); R. Dungan (24,390); R. Gerber (98,577); G. Haskew, Jr. (62,443);
    O. F. Laurino (28,760); J. Simunovich (19,120); and all directors and executive officers as a group (525,301).

  The following corporation is known to United Water to be the beneficial owner of more than 5% of a class of United Water's voting securities. To the knowledge of United Water, no other person is the holder of more than 5% of any class of United Water's voting securities.

                                                 AMOUNT AND NATURE PERCENT
   TITLE OF   NAME AND ADDRESS OF BENEFICIAL       OF BENEFICIAL     OF
    CLASS     OWNER                                  OWNERSHIP      CLASS
   --------   ------------------------------     ----------------- -------
 Common Stock Lyonnaise American Holding, Inc.   8,030,561 shares   25.6%
              2000 First State Boulevard
              Wilmington, Delaware 19804-0507

  Lyonnaise American Holding, Inc. ("Lyonnaise American"), its parent company Lyonnaise des Eaux-Dumez ("Lyonnaise"), and certain of their respective affiliates are subject to the terms of a Governance Agreement, dated April 22, 1994, which, among other things, prohibits, subject to certain exceptions, such parties from acquiring additional United Water securities, commencing unsolicited tender or exchange offers to acquire United Water's securities, making offers to acquire United Water's assets or soliciting proxies against United Water's management and which requires their United Water Common Stock to be voted in accordance with the votes of the holders of 75% of the Common Stock if any proposal obtains that vote.

DIRECTORS OF UNITED WATER

  Effective as of the Annual Meeting, the Board of Directors of United Water is comprised of fourteen directors, divided into three classes. At the Annual Meeting four directors will be elected to Class II for a three year term. At the 1996 Annual Meeting of Shareholders five directors will be elected to Class III for a three year term and at the 1997 Annual Meeting of Shareholders five directors will be elected to Class I for a three year term. Information with respect to the four nominees proposed for election and information with respect to the ten other continuing directors is set forth below. It is intended that the persons named in the proxy will vote in favor of the four nominees for election to Class II as set forth below.

  Mr. Brongniart has been designated as nominee for director by Lyonnaise American. Pursuant to the Governance Agreement, Lyonnaise American may designate up to four persons to be appointed to the Board of Directors for United Water. Mr. Brongniart is included in Class II of directors being recommended to the shareholders of United Water.

  The affirmative vote of a plurality of the votes cast by shareholders of United Water entitled to notice of and to vote at the Annual Meeting is required for the election of directors.

  All directors of United Water also serve as directors of United Water New Jersey (formerly, Hackensack Water Company) and United Waterworks (formerly, General Waterworks Corporation).

                                          PERIOD SERVED AS DIRECTOR
                                           AND BUSINESS EXPERIENCE
        NAME AND AGE                        DURING PAST FIVE YEARS
        ------------                      -------------------------
CLASS I


George M. Haskew, Jr.,
 67(a),(c)..................  Served as director of United Water since 1983.
                              Vice Chairman of the Board of United Water from
                              1991 to May 1993. Vice President of United Water
                              from 1988 to 1991. President of United Water New
                              Jersey from 1988 to 1992.
Robert L. Duncan, Jr.,
 52(c)......................  Served as director of United Water since 1988.
                              Member of the law firm of De Forest & Duer.
Lawrence R. Codey, 50(d)....  Served as director of United Water since 1991.
                              President and Chief Operating Officer of Public
                              Service Electric & Gas Co. ("PSE&G") since 1991.
                              Senior Vice President--Electric of PSE&G from 1989
                              to 1991. Senior Vice President--Gas of PSE&G from
                              1987 to 1989. Director, Trust Company of New Jer-
                              sey, Public Service Enterprise Group, Inc., and
                              Sealed Air Corporation.
Donald L. Correll, 44(b)....  Served as director of United Water since 1992.
                              Chairman of the Board of United Water since May
                              1994, Chief Executive Officer since 1992,
                              President since 1991, and Vice President and Chief
                              Financial Officer from 1986 to 1991. President of
                              United Water New Jersey since 1992 and Senior Vice
                              President--Finance, Treasurer and Chief Financial
                              Officer from 1988 to 1991.
Allan R. Dragone, 69(a),(d).  Served as director of United Water since April
                              1994. Director, GWC Corporation from 1987 to 1994.
                              Self-employed. Chairman of Arcadian Corporation
                              during 1990, President and Chief Executive Officer
                              of Akzo America, Inc. from 1986 to 1989. Director,
                              Purina Mills, Inc., Wellman, Inc., and Arcadian
                              Corporation. Formerly director, American Cyanamid
                              Company.
CLASS II
Peter Del Col, 60(a)........  Served as director of United Water since 1983.
                              Chairman of FundQuest and Theraphysics since 1994.
                              President, Colson Services Corp. and Partner,
                              Colson Investments.
Jon F. Hanson, 58(d)........  Served as director of United Water since 1986.
                              Chairman, Hampshire Management Company since 1976.
                              Commissioner since 1982 and Chairman, New Jersey
                              Sports and Exposition Authority from 1982 to 1990.
                              Director, New Jersey Bell Telephone Co., Pruden-
                              tial Insurance Company of America, and Wickes Lum-
                              ber Co.
Marcia L. Worthing,
 52(b),(d)..................  Served as director of United Water since 1987. Se-
                              nior Vice President--Human Resources since 1990,
                              Vice President--Human Resources from 1984 to 1990,
                              Avon Products Inc.

                                          PERIOD SERVED AS DIRECTOR
                                           AND BUSINESS EXPERIENCE
        NAME AND AGE                        DURING PAST FIVE YEARS
        ------------                      -------------------------
Philippe Brongniart,
 56(a),(c)..................  Served as director of United Water since April
                              1994. Director, GWC Corporation from 1993 to 1994.
                              Executive Vice President of Lyonnaise since 1993.
                              President of Sita, a subsidiary of Lyonnaise, from
                              1988 to June 1993.
CLASS III
Frank J. Borelli, 59(b),(c).  Served as director of United Water since 1983. Di-
                              rector, Senior Vice President and Chief Financial
                              Officer, Marsh & McLennan Companies, Inc. and Di-
                              rector, Mid-Ocean Reinsurance Company Ltd. and
                              Frizzell Banking Services.
Douglas W. Hawes, 62(b).....  Served as director of United Water since 1983.
                              Secretary of United Water since 1983, of United
                              Water New Jersey since 1981 and United Waterworks
                              since 1994. Member of the law firm of LeBoeuf,
                              Lamb, Greene & MacRae L.L.P. Director, Bay State
                              Gas Company.
Dennis M. Newnham,
 54(a),(c)..................  Served as director of United Water since 1986.
                              Venture capitalist consultant since March 1994.
                              Formerly Chairman of the Board, President and
                              Chief Executive Officer of Lea & Perrins, Inc. Di-
                              rector, Nutramax Products Inc.
Edward E. Barr, 58(b),(c)...  Served as director of United Water since April
                              1994. Director, GWC Corporation from 1987 to 1994.
                              President and Chief Executive Officer of Sun Chem-
                              ical Corporation since 1987 and President and
                              Chief Executive Officer of DIC American, Inc.
                              since 1988. Director, Dainippon Ink and Chemicals,
                              Tokyo and First Fidelity Bancorporation. Trustee,
                              Northwestern Mutual Insurance Company.
Jacques F. Petry, 40(b),(d).  Served as director of United Water since April
                              1994. Director, GWC Corporation from 1991 to 1994.
                              President of the International Water Division of
                              Lyonnaise since June 1993. Director of Interna-
                              tional Water Operations of Lyonnaise from 1989 to
                              May 1993.

  Mr. Correll, Mr. Del Col, Mr. Dragone and Mr. Hanson also serve as directors of United Properties Group (formerly, Rivervale Realty Company). Mr. Correll serves as a director and officer of certain subsidiaries of United Water.

  Effective May 8, 1995, Mr. Gerber will be retiring from the Boards of Directors of United Water, United Water New Jersey, United Waterworks and United Properties Group.
- --------
(a) Member of Pension Committees.
(b) Member of Executive Committees.
(c) Member of Audit Committees.
(d) Member of Compensation Committees.

  Currently, directors who are not salaried officers of United Water or its subsidiaries receive an annual retainer of $2,000 from United Water, $5,000 from United Water New Jersey and $5,000 from United Waterworks. They also receive a daily attendance fee of $200 for meetings of United Water's Board, and $300 for meetings of United Water New Jersey's and United Waterworks' Boards. Directors of United Water who serve as directors of United Properties Group receive an attendance fee of $750 for each meeting. No fees are paid to directors who are salaried officers of United Water or its subsidiaries. During 1994 the Boards of Directors had ten meetings for United Water, nine meetings for United Water New Jersey, five meetings for United Waterworks, and six meetings for United Properties Group. Currently, all directors of United

Water New York (formerly, Spring Valley Water Company) are salaried officers of United Water or its subsidiaries and receive no retainer or fee.

  United Water's Board of Directors has an Executive Committee, which during the interim between Board meetings exercises Board authority to the extent permitted by law; an Audit Committee, which reviews financial statement, management and internal audits; and a Compensation Committee, which reviews the compensation paid to employees. The Boards of Directors of United Water New Jersey and United Waterworks have committees identical to those of United Water and a Pension Committee, with United Water New York, which reviews their retirement plans. United Water and its subsidiaries do not have Nominating Committees charged with reviewing the credentials of nominees for their Boards of Directors. Daily attendance fees for executive committee meetings are $200 for United Water and $300 for United Water New Jersey and United Waterworks; daily attendance fees for all other committee meetings are $125 for United Water, $200 for United Water New Jersey and United Waterworks and $125 for United Water New York. Chairmen of committees receive a double committee meeting fee in light of their responsibilities. No fees are paid to any committee member who is also a salaried officer of United Water or its subsidiaries. During 1994 the Audit Committees of United Water and United Water New Jersey each met two times and United Waterworks one time; the Pension Committees of United Water New Jersey and United Water New York each met three times and United Waterworks two times; the Compensation Committees of United Water and United Water New Jersey each met three times and United Waterworks two times; and the Executive Committees of United Water met three times, United Water New Jersey met four times and United Waterworks two times. During 1994, the total amount paid directors of United Water, United Water New Jersey, United Waterworks and United Properties Group for attending meetings of the Boards of Directors and committee meetings, together with the total amount paid by way of annual retainers, was $276,375. This amount does not include $42,150 of deferred compensation due directors pursuant to contract or amounts paid to a director of United Properties Group who is not a director of United Water, United Water New Jersey, or United Waterworks. Mr. Pizzitola (Advisory Director) was compensated for his services on the above terms. During 1994, each director, except Messrs. Barr and Dragone, attended at least 75% of the aggregate of (1) the total number of meetings of the Boards of Directors and
(2) the total number of meetings held by all committees of the Boards on which he or she served.

  During 1994, DeForest & Duer, of which Mr. Duncan is a member, and LeBoeuf, Lamb, Greene & MacRae, L.L.P., of which Mr. Hawes is a member, performed legal services for United Water and its subsidiaries.

  During 1994, S.T. Construction, of which Mr. Simunovich's son-in-law Stephen Martinez is the owner, performed renovation work at various buildings for certain United Water subsidiaries. The construction work, which was performed as a result of competitive bids and comparable price quotes, totalled $227,800.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The current members of the Compensation Committee of the Board of Directors of United Water (the "Compensation Committee") are Mr. Codey (Chairman), Mr. Dragone, Mr. Hanson, Mr. Petry, Mr. Pizzitola (Advisory Director) and Ms. Worthing. No executive officer of United Water serves on Compensation Committees of other bodies determining executive compensation for other publicly traded corporations. In 1992, Laboratory Resources, Inc. ("LRI"), a subsidiary of United Water, entered into a five-year lease (with a renewal option) for approximately 14,200 square feet of office space located in Teterboro, New Jersey. LRI increased its office space to approximately 24,400 square feet and paid rent of $184,765 in 1994 and expects to negotiate rent in future years at comparable amounts. Mr. Hanson owns approximately a 1.6% interest in the lessor, his three adult children own an aggregate 15.7% interest in the lessor, and his brother, Peter Hanson, owns approximately a 16.3% interest in the lessor. Mr. Hanson abstained from all discussion and from the authorizing vote on this transaction.

EXECUTIVE OFFICERS OF UNITED WATER

  The following table sets forth the age and principal occupation during the past five years of each executive officer of United Water and United Water Management and Services Inc. ("United Water M&S"), a subsidiary of United Water, who is not a director of United Water.

                                          BUSINESS EXPERIENCE DURING
        NAME AND AGE                           PAST FIVE YEARS
        ------------                      --------------------------
Joseph V. Boyle, 47.......... Controller of United Water M&S since June 1994.
                              Vice President--Finance and Treasurer of United
                              Waterworks and GWC Corporation from 1991 to 1994.
William D. Colford, 50....... Vice President--Administration of United Water M&S
                              since June 1994 and United Water New Jersey since
                              1992. Assistant to Senior Vice President--Adminis-
                              tration of United Water New Jersey from 1987 to
                              1992.
Frank J. DeMicco, 50......... Senior Vice President--Operations of United Water
                              M&S since September 1994. Vice President--Opera-
                              tions of United Water New Jersey since 1991. Pres-
                              ident of Buck, Seifert & Jost Inc., environmental
                              consulting engineers, from 1986 to 1991.
Dennis E. Dugan, 48.......... Vice President--Strategy and Planning United Water
                              M&S since June 1994. Executive Vice President of
                              United Water from 1991 to 1994. President of LRI
                              from 1988 to 1992.
Ronald S. Dungan, 56......... Senior Vice President of United Water M&S since
                              September 1994. President and Chief Executive Of-
                              ficer of United Waterworks since 1989 and Execu-
                              tive Vice President of GWC Corporation from 1989
                              to 1994.
Robert J. Iacullo, 41........ Vice President--Rates of United Water M&S since
                              September 1994 and United Water New Jersey since
                              June 1994. Director--Rates of United Water New
                              Jersey from 1988 to 1994.
John T. Marino, 43........... Treasurer of United Water M&S since June 1994, and
                              United Water from 1988 to 1994.
Richard B. McGlynn, 56....... Vice President--General Counsel of United Water
                              M&S since January 1995. Partner of LeBoeuf, Lamb,
                              Greene and MacRae L.L.P. from 1992 to 1994 and
                              Partner of Stryker, Tams & Dill from 1980 to 1992.
Joseph Simunovich, 55........ Senior Vice President--External Affairs and Mar-
                              keting of United Water M&S. Vice President--Exter-
                              nal Affairs and Marketing of United Water M&S from
                              June to November 1994 and United Water New Jersey
                              from 1992 to 1994. Director of Sales of New Jersey
                              Bell Telephone Co. from 1978 to 1992.
John J. Turner, 45........... Treasurer of United Water and Vice President--Fi-
                              nance of United Water M&S since June 1994. Vice
                              President--Controller of United Water from 1992 to
                              1994 and Controller from 1989 to 1992.

EXECUTIVE COMPENSATION

  The following table sets forth the annual and long-term compensation of the chief executive officer and the five other most highly compensated executive officers of United Water, and its subsidiaries for services in all capacities for the years ended December 31, 1992, 1993 and 1994.

                           SUMMARY COMPENSATION TABLE

                                       ANNUAL            LONG-TERM
                                    COMPENSATION       COMPENSATION
                                  ---------------- ---------------------

                                                   RESTRICTED SECURITIES
NAME AND PRINCIPAL POSITION                          STOCK    UNDERLYING    ALL OTHER
   AT DECEMBER 31, 1994      YEAR  SALARY   BONUS  AWARDS(a)   OPTIONS   COMPENSATION(b)
- ---------------------------  ---- -------- ------- ---------- ---------- ---------------
Donald L. Correll........    1994 $280,000 $94,500  $ 51,790    36,380       $8,400
 Chairman, President and
  Chief                      1993  246,500  91,350   114,375    29,520        7,395
 Executive Officer(d)        1992  195,133  30,210   149,645    22,880        4,952
Dennis E. Dugan..........    1994  175,700  31,806       --     10,340        5,271
 Vice President--            1993  168,700  23,625       --      9,820        5,061
 Strategy and Planning(c)    1992  153,700  23,850       --     14,430        6,343
Ronald S. Dungan.........    1994  138,333  60,000       --     11,990        4,620
 Senior Vice President(c)    1993      --      --        --        --           --
                             1992      --      --        --        --           --
Joseph Simunovich            1994  146,666  33,150       --      5,470        4,400
 Senior Vice President--
  External                   1993  133,000  32,100       --      4,430        3,990
 Affairs and Marketing(c)    1992   49,167   6,750       --      1,630        1,328
Frank J. DeMicco             1994  139,780  28,063       --      5,220        2,130
 Senior Vice President--     1993  123,100  21,720       --      3,760          --
 Operations(c)               1992  111,800  10,440       --      4,200          --
O. F. Laurino............    1994  183,810  40,827       --      6,010        5,514
 Vice President--Legal       1993  181,000  88,200       --      4,880        5,430
 Affairs and General
  Counsel(c)(e)              1992  171,000  61,017    10,395     7,720        5,130

- --------
(a) Valued at closing price reported on the New York Stock Exchange-Composite Transactions service for United Water Common Stock (the "NYSE Closing Price") on the date of grant. The number and value of the aggregate restricted stock holdings at December 31, 1994, were: D. Correll, 25,025 shares, $315,940 and O. F. Laurino, 4,094 shares, $51,686. Dividends are paid on such stock.
(b) "All Other Compensation" includes contributions by United Water to its Thrift Plan.
(c) Executive officers of United Water M&S. The table sets forth Mr. Dungan's compensation since April 22, 1994.
(d) Mr. Correll became Chairman of United Water in May 1994 and Chief Executive Officer in September 1992.
(e) Retired effective December 1, 1994.

EXECUTIVE EMPLOYMENT AGREEMENTS

  United Water has an employment agreement with Mr. Correll that provides for compensation and benefits for services performed under the agreement. The agreement provides for a two-year term of employment commencing January 1, 1988, with renewal of the two-year term at the end of each year unless prior notice of termination has been given. This agreement has been renewed and is currently in effect. Other executive officers serve at the pleasure of the Boards of Directors. The agreement provides that in the event he is involuntarily terminated without cause (except upon two years' notice), or terminates employment voluntarily following constructive discharge, he shall receive certain employee benefits for the remainder of the term and shall be paid in accordance with the formula under his agreement (i) his salary, (ii) incentive compensation and bonuses, if any, based upon full attainment of objectives; (iii) projected Thrift Plan matching contributions and (iv) the actuarial present value of retirement benefits, all determined for and payable during the remainder of the two-year term of employment. He may also elect to surrender stock options that have been outstanding for at least six months in exchange for a cash payment per optioned share equal to the difference between the highest share price (as determined under the agreement) as of the date of termination and the option exercise price. These payments and benefits will be offset by any corresponding benefits received from post-termination employment.

  If a "Change in Control" (as defined in the agreement) occurs and involuntary termination or constructive discharge occurs within the next 24 months, he will receive a lump sum cash payment equal to the sum of (a) the actuarially determined present value as provided for in the agreement of the compensation and other benefits listed in clauses (i) through (iv) of the preceding paragraph; (b) unpaid deferred compensation and incentive cash awards under certain plans and (c) the value of surrendered stock options. The estimated value of the payments and benefits that he would have been entitled to if a Change of Control and termination had occurred on December 31, 1994, is $2,384,281. If a Change of Control occurs without a termination of employment, he will receive a lump sum cash payment equal to the amounts determined under clauses (b) and (c) of this paragraph plus the actuarially determined present value as of the Change of Control of benefits under his supplemental retirement benefit plan. United Water and certain of its subsidiaries have an employment agreement with Mr. Dungan that provides for compensation and benefits for services performed under the agreement. The agreement was effective April 22, 1994 and ends December 31, 1996. The agreement provides that in the event he is involuntarily terminated without cause or terminates employment voluntarily following constructive discharge, reduction in salary or reduction in position, he shall receive certain employee benefits for the remainder of the term and shall be paid in accordance with the formula under his agreement (i) his salary, (ii) incentive compensation and bonuses, if any, based upon full attainment of objectives and (iii) a consulting fee until the close of the year in which he attains age 65, subject to reduction for post-termination employment. The estimated value of the payments and benefits that he would have been entitled to if a termination had occurred on December 31, 1994, is $588,523.

RETIREMENT PLANS

  The table below contains information concerning estimated annual retirement benefits in accordance with the Employee Retirement Income Security Act payable under United Water's pension plans upon retirement at age 65 for certain key executives with final average pay and years of credited service as set forth below.

                             PENSION PLAN TABLE(a)

                                       YEARS OF CREDITED SERVICE(c)
                           -----------------------------------------------------
FINAL AVERAGE PAY(b)          10       15       20       25       30       35
- --------------------       -------- -------- -------- -------- -------- --------
$150,000.................. $ 45,000 $ 60,000 $ 75,000 $ 90,000 $105,000 $105,000
 200,000..................   60,000   80,000  100,000  120,000  140,000  140,000
 250,000..................   75,000  100,000  125,000  150,000  175,000  175,000
 300,000..................   90,000  120,000  150,000  180,000  210,000  210,000
 350,000..................  105,000  140,000  175,000  210,000  245,000  245,000
 400,000..................  120,000  160,000  200,000  240,000  280,000  280,000

- --------
(a) Pension benefits are calculated on a straight life annuity basis (other benefit forms are available). Benefits are not subject to any deduction or offset for Social Security or other amounts.
(b) Average of compensation in the three calendar years in which it was highest during the ten calendar years immediately preceding retirement. Compensation includes all amounts listed in the Summary Compensation Table under "Salary" and "Bonus" plus certain other items of compensation for federal income tax purposes.
(c) The years of credited service as of December 31, 1994, for certain executive officers included in the Summary Compensation Table are as follows: D. Correll, 18 years; F. DeMicco, 3 years; D. Dugan, 7 years; and
    J. Simunovich, 2 years.

  The retirement benefits summarized in the preceding table are provided by United Water's qualified Defined Benefit Pension Plan, which covers executive, supervisory and other employees of United Water and certain subsidiaries who are not included in collective bargaining units and by a supplemental retirement benefit plan. The qualified plan provides a normal retirement benefit of 1 1/2% of a participant's average base wage or salary rate (up to the maximum permitted for tax-qualified retirement plans under federal income tax laws and regulations, which is currently $150,000 as adjusted for inflation) multiplied by years of credited service. Average base wage or salary rate is as defined in the plan and is substantially equivalent to the "Salary" reported in the Summary Compensation Table; the average is computed over the five years having the highest base wage or salary of the last ten years of service. The normal form of retirement benefit is a straight life annuity for unmarried participants or an actuarially reduced 50% joint and surviving spouse retirement benefit for married participants. Other optional forms of benefit payment are available on an actuarially equivalent basis. Federal income tax laws and regulations also limit the maximum annual retirement benefit payable from the qualified Defined Benefit Pension Plan.

  The supplemental retirement benefit plan for the benefit of certain key executive employees, including some of those named in the Summary Compensation Table, authorizes the payment out of general funds of benefits in addition to those provided under the Defined Benefit Pension Plan according to a formula that takes into account years of service, age, final average pay and Defined Benefit Pension Plan benefits. The normal form of payment is a single life annuity with a ten-year certain guaranty. Other optional forms of benefit payment are available on an actuarially equivalent basis. Mr. Dungan's annual retirement benefits are provided by the qualified Defined Benefit Pension Plan and a separate supplemental retirement benefit plan which restores benefits that are limited under certain provisions of the Internal Revenue Code.

  United Water and its subsidiaries provide retirement benefits for their directors, excluding directors who were officers, but including directors who were officers but who were not full-time employees. Any retiring director who served as a director for ten years or who attained the age specified for retirement as a director will receive annually an amount equal to the total amount of annual retainers the director would have received (or would be entitled to receive but for the fact of being an officer as well as a director) for the year of retirement. However, such benefits may be increased at the discretion of the Board to an amount equal to the total amount of annual retainers such director would have been entitled to receive for the year of the distribution if he were not retired.

OPTION GRANTS

  Shown below is additional information on grants of options for shares of United Water under the Management Incentive Plan during 1994 to the executive officers named in the Summary Compensation Table.

                                              PERCENTAGE OF TOTAL
                         NUMBER OF SECURITIES OPTIONS GRANTED TO  EXERCISE             GRANT DATE
                          UNDERLYING OPTIONS     ALL EMPLOYEES      PRICE   EXPIRATION  PRESENT
NAME                          GRANTED(a)          DURING 1994     PER SHARE    DATE     VALUE(b)
- ----                     -------------------- ------------------- --------- ---------- ----------
Donald Correll..........        36,380               19.8          $13.875    1/6/04    $184,446
Dennis Dugan............        10,340                5.6           13.875    1/6/04      52,424
Ronald Dungan...........        11,990                6.5           13.750    7/7/04      60,669
Joseph Simunovich.......         5,470                3.0           13.875    1/6/04      27,733
Frank DeMicco...........         5,220                2.8           13.875    1/6/04      26,465
O. F. Laurino ..........         6,010                3.3           13.875    1/6/04      30,471

- --------
(a) All options reported here were granted on January 6, 1994, except Mr. Dungan's which were granted on July 7, 1994, and became exercisable on those dates. The exercise price per share equalled the fair market value on the date of grant. See "Executive Employment Agreements," above as to rights to surrender options for a cash payment on termination or a Change in Control of United Water.
(b) The grant date present value shown is estimated in part using the Black-Scholes option pricing model, a method of approximating the present value of options exercisable at a fixed price at the end of a fixed period. It relies on certain assumptions as of the date of grant of the options, such as interest rates, dividend yield, time to exercise, and stock price sensitivity (volatility). Each of these factors could change over the life of the options and affect the estimated value. The actual value of the options when exercised may be a lesser or greater amount, depending on the price of the stock at the date of exercise; it is also possible that the options will expire unexercised and produce no cash value to the optionee. The estimated grant date present value also includes the discounted present value of dividend equivalent rights accompanying the options, which accrue until the earlier of the time of exercise or the fifth anniversary of grant, based upon the current dividend policy and the interest rate assumption below. The use of the Black-Scholes model is set forth in the rules of the Securities and Exchange Commission as an acceptable method of option valuation.

   The values of the options estimated under the Black-Scholes model were based on the following assumptions:
        . Risk-free rate of 7.125%
        . Dividend yield of 7.1%
        . 10 years to exercise the options
        . Stock price volatility of 14%
        . No adjustment has been made for non-transferability or risk of forfeiture of the options

OPTION EXERCISES AND VALUES OF UNEXERCISED OPTIONS

  The table below summarizes information as of December 31, 1994, as to unexercised options to purchase United Water Common Stock held by the executive officers named in the Summary Compensation Table and granted under the Management Incentive Plan. None of the executive officers named in the Summary Compensation Table exercised options in 1994.

                                                        NUMBER OF
                                                        SECURITIES    VALUE OF
                                                        UNDERLYING  UNEXERCISED,
                                                       UNEXERCISED  IN-THE-MONEY
                                                        OPTIONS AT   OPTIONS AT
                                                       DECEMBER 31, DECEMBER 31,
     NAME                                                1994(a)      1994(b)
     ----                                              ------------ ------------
     Donald Correll...................................   101,231     $  543.50
     Dennis Dugan.....................................    34,590           --
     Ronald Dungan....................................    11,990           --
     Joseph Simunovich................................    11,530           --
     Frank DeMicco....................................    13,300        150.00
     O. F. Laurino....................................    28,760      8,937.50

- --------
(a) All such options are presently exercisable.
(b) Difference between exercise price and NYSE Closing Price (if higher than exercise price) for December 31, 1994.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

  The Compensation Committee of the Board of Directors is charged with reviewing United Water's plans for compensating executive officers as well as recommending to the Board of Directors for adoption the individual compensation to be paid to the Chief Executive Officer. The Compensation Committee also exercises general review over compensation plans for all employees, such as the Thrift Plan and pension plans. The Committee has furnished the following report on executive compensation.

  United Water and all its subsidiaries have adopted executive compensation programs with the purpose of fairly compensating executives for their work, attracting and retaining superior individuals, and encouraging them to increase United Water's long-term profitability, all with the goal of enhancing total returns to shareholders. The Compensation Committee continues to be committed to strengthening the relationship between executive pay and performance.

  To ensure its overall competitiveness in the relevant employment markets for executives, United Water compares its compensation structure with those of industrial companies nationwide, New York metropolitan area industrial companies, and a group of utilities located nationwide, virtually all of which are part of the Wilshire 5000 index shown in the Shareholder Return Presentation following this report. All of these are considered to be relevant recruitment markets for United Water's executives. These comparisons are provided by outside independent compensation consultants. In addition to reviewing outside competitive compensation levels, United Water also uses job evaluation to set salary levels that are internally equitable relative to the scope and accountability of the position.

  United Water's executive compensation program has three major elements: base salary, the Management Incentive Plan, and restricted stock on a selected basis.

  1. Base salary levels are set to attract and retain key executive talent. Salary increases for all executives, including the Chief Executive Officer, are based upon the executive's individual contribution to the Company and on salary trends within the relevant employment markets described above for executives. Consistent with this policy, Mr. Correll's base salary range reflects compensation for Chief Executive Officers with similar responsibilities, challenges, and tenure.

  2. The Management Incentive Plan is designed to motivate executives to achieve both individual goals and Company objectives in order to provide competitive returns to shareholders. The plan as utilized for 1994 has two components: an annual cash bonus and annual stock option grants.

  Annual cash bonuses are awarded after the end of each year based on achievement of specific financial, operational and/or strategic goals set at the beginning of that year for each participating executive. Typical goals for 1994 addressed financial performance, customer satisfaction standards, core business growth, operating efficiencies, human resource effectiveness, and regulatory relations. Goals for executives are weighted between achievement of individual or workgroup objectives and achievement of Company-wide financial and operating targets based on the executive's primary responsibilities. The bonus actually granted may range from 0 to 150 percent of the target level based on the executive's attainment of the goals set at the beginning of the year.

  Mr. Correll's 1994 goals were heavily weighted toward achieving United Water's earnings per share target, which was accomplished. In addition, Mr. Correll's leadership in the successful completion of the merger with GWC Corporation and subsequent transition has created a broader base for United Water's future. Recognizing these achievements, in conjunction with attainment of United Water's other goals previously discussed, the Committee determined his incentive compensation for 1994 as reported in the table above.

  Stock options are granted annually to provide incentives for executives to improve shareholder value. The executives realize benefits from these options only if United Water's shareholder value appreciates during the terms of the options.

  3. Restricted stock is granted to executives on a selective basis to retain key individuals and to give them an immediate propriety stake in United Water. On this basis Mr. Correll was granted additional shares of restricted stock in 1994 which will vest after five years.

  United Water currently ties a greater portion of its executives' total incentive package to improvement in its shareholder value than many of its peer companies have done. For example, 70% of Mr. Correll's annual incentive compensation opportunity for 1994 was comprised of stock option grants.

  The Compensation Committee intends to continue this practice of tieing incentives more closely to a total return to shareholders in order to further motivate executives to achieve long-term corporate objectives and to improve shareholders' total returns. By shifting a higher proportion of executive total pay to incentives, the emphasis on producing strong returns for shareholders has become an even more prominent feature of United Water's program.

                                          Compensation Committee

                                          Lawrence R. Codey, Chairman
                                          Allan R. Dragone
                                          Jon F. Hanson
                                          Jacques F. Petry
                                          Frank J. Pizzitola--Advisory
                                          Director
                                          Marcia L. Worthing

SHAREHOLDER RETURN PRESENTATION

  The following line graph compares the yearly percentage change in cumulative total return to shareholders investing $100 in United Water Common Stock to the cumulative total returns of the Wilshire 5000 Equity Index and the Edward D. Jones Water Utility Index for the five year period ending December 31, 1994. Total return includes both capital appreciation and dividend payments and the graph assumes that all dividends were reinvested in United Water Common Stock through the Dividend Reinvestment and Stock Purchase Plan, which provides for a 5% discount from market prices on the purchase of Common Stock. The measurement points are the last business day of each year.

                             [GRAPH APPEARS HERE]

                      Five-Year Cumulative Total Returns
                           Value of $100 Invested on
                               December 31, 1989

Measurement period                      E.D. Jones      Wilshire 5000
(Fiscal year Covered)      UWR             Index            Index
- ---------------------   ---------       ----------      -------------
Measurement PT -
12/31/89                 $   100          $   100          $   100

FYE 12/31/90             $ 75.99          $ 92.82          $ 90.69
FYE 12/31/91             $117.01          $132.54          $118.16
FYE 12/31/92             $112.72          $146.79          $125.44
FYE 12/31/93             $114.02          $167.25          $136.20
FYE 12/31/94             $110.27          $155.81          $132.77



                         INDEPENDENT PUBLIC ACCOUNTANTS

  At the regular meeting held March 16, 1995, the Board of Directors of United Water acted to appoint Price Waterhouse LLP, New York, New York, as auditors for United Water and its Subsidiaries for the year 1995. At the Annual Meeting it is the intention of the persons named in the proxy enclosed herewith to vote in favor of the ratification, confirmation and approval of such action by the Board of Directors. Price Waterhouse LLP performed the function of auditors of United Water and its subsidiaries in 1994. A representative of Price Waterhouse LLP will attend the meeting and, if so desires, make a statement. The representative will also respond to appropriate questions.

  The appointment of Price Waterhouse LLP by the Board of Directors is based on the recommendations of the Audit Committee, which historically has reviewed both the audit scope and the estimated audit fees and related services for the coming year. The affirmative vote of a majority of the votes cast by the shareholders entitled to notice and to vote at the Annual Meeting is required for approval of such appointment.

  At its February 23, 1995, meeting the Audit Committee (1) recommended the appointment of Price Waterhouse LLP as auditors for 1995 and the continuance by that firm of certain nonaudit services, and (2) concluded that rendering such nonaudit services does not impair the independence of Price Waterhouse LLP with respect to their examination of the December 31, 1995, financial statements of United Water and its subsidiaries.

                          COST OF PROXY SOLICITATION

  The cost of preparing, assembling and mailing this Proxy Statement, the Notice of Annual Meeting and form of Proxy will be borne by United Water. United Water has retained Georgeson & Co., Inc., a proxy solicitation firm, to assist in the solicitation of proxies at an estimated cost of $6,000, plus expenses. In addition, United Water will request brokerage houses, custodians, nominees and fiduciaries to forward the proxy material to the beneficial owners of the stock held of record by such persons, and United Water will reimburse them, upon request, for reasonable expenses incurred in connection therewith.

                         OTHER MATTERS FOR THE MEETING

  No other business is to be presented to the meeting so far as is now known or foreseen, but in the event that any other matter is properly presented by persons other than the Board of Directors, it is intended that the enclosed proxy will be voted upon it according to the judgment of the person or persons voting the proxy to the extent permitted by regulations of the Securities and Exchange Commission.

                               VOTING PROCEDURES

  Votes made by proxies returned prior to the date of the Annual Meeting will be counted by United Water's transfer agent. Votes made by proxies returned on the date of the Annual Meeting to the secretary of the meeting and votes cast by shareholders attending or represented by proxyholders (other than those named by management) will be counted by inspectors of election appointed by the chairman of the meeting and who are expected to be employees of United Water or its subsidiaries. Those votes will be added to those counted by the transfer agent and the last vote or proxy will control. Abstentions and failures by record holders to vote shares owned by beneficial owners (including "broker non-votes") will have no effect.

                       PROPOSALS FOR 1996 ANNUAL MEETING

  Shareholder proposals for the 1996 Annual Meeting of United Water must be received at the executive offices of United Water at 200 Old Hook Road, Harrington Park, New Jersey 07640, no later than January 8, 1996, for inclusion in the 1996 proxy statement and form of proxy.

                                          On Behalf of the Board of Directors

                                                     George M. Haskew, Jr.
                                                     Douglas W. Hawes
                                                     Dennis M. Newnham

                                                                Proxy Committee

Harrington Park, New Jersey
March 29, 1995

                              ANNUAL MEETING NOTES

                              ANNUAL MEETING NOTES

                              ANNUAL MEETING NOTES

United Water Logo

- --------------------------------------------------------------------------------

1995 ANNUAL MEETING

LOCATION: SHERATON HASBROUCK HEIGHTS HOTEL

- --------------------------------------------------------------------------------


Directions to the Annual Meeting

  New York/George Washington Bridge to Route 80 West (use local lane). Exit at Route 17 South (Polifly Road) and take the first left to the hotel.

  New York/Lincoln Tunnel to NJ Turnpike North. Then take 80 West (use local lane) and exit at Route 17 South (Polifly Road) and take the first left to the hotel.

  From Newark Airport: Take the NJ Turnpike North to Route 80 West (use local lane). Exit at Route 17 South (Polifly Road) and take the first left to the hotel.



LOCAL STREETS NEAR THE SHERATON HASBROUCK HEIGHTS HOTEL

                                     [ART]

                          UNITED WATER RESOURCES INC.
PROXY
             PROXY FOR ANNUAL MEETING OF SHAREHOLDERS--MAY 8, 1995

  The undersigned shareholder of United Water Resources Inc. ("United Water") hereby constitutes and appoints GEORGE M. HASKEW, JR., DOUGLAS W. HAWES and DENNIS M. NEWNHAM, or any of them, the attorneys or attorney and proxies or proxy of the undersigned, with full power of substitution and revocation, for and in the name of the undersigned, to attend the Annual Meeting of Shareholders of United Water to be held at the Sheraton Hasbrouck Heights Hotel, 650 Terrace Avenue, Hasbrouck Heights, New Jersey 07604, on Monday, May 8, 1995, at 9:30 a.m., and any adjournment or adjournments thereof, receipt of the notice of which meeting stating the purposes thereof being hereby acknowledged, to vote all of the shares of United Water which the undersigned would be entitled to vote if then personally present, as follows:

1. ELECTION OF DIRECTORS--    FOR all nominees listed    WITHHOLD AUTHORITY to
                              (except as marked to       vote for all nominees
                              the contrary below) [_]    listed below [_]

The nominees to Class II are:PHILIPPE BRONGNIART, PETER DEL COL, JON F. HANSON, MARCIA L. WORTHING

   (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL, WRITE THE
                  NOMINEE'S NAME IN THE SPACE PROVIDED BELOW):

                                                ................................

2. APPROVAL OF AUDITORS--      [_] FOR        [_] AGAINST           [_] ABSTAIN

and to vote all of such shares as they or he or she may deem proper upon all other matters that may properly come before said meeting and any adjournment or adjournments thereof.
                                                       (Continued on other side)

LOGO
            THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        THIS PROXY IS GIVEN AND IS TO BE CONSTRUED UNDER THE LAWS OF THE STATE OF NEW JERSEY AND WILL BE VOTED "FOR" THE NOMINEES NAMED HEREIN AND "FOR" THE ABOVE PROPOSALS, IF IN EITHER CASE THE UNDERSIGNED HAS NOT SPECIFIED A CHOICE IN THE SPACES PROVIDED THEREFOR. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED.


                                                    PLEASE DATE AND SIGN
                                                    EXACTLY AS NAME APPEARS
                                                    HEREON. WHEN SHARES ARE
                                                    HELD BY JOINT TENANTS BOTH
                                                    SHOULD SIGN. (EXECUTORS,
                                                    ADMINISTRATORS, TRUSTEES,
                                                    ETC. SHOULD SO INDICATE).

                                                    ...........................
                                                      (Shareholder sign here)


                                                    ...........................
      I plan to attend the Annual                     (Shareholder sign here)
      Meeting in person. The num-
      ber of shareholders in my
      party, including myself,
      will be
             -----------------                      Date: ................ 1995